EXHIBIT 99.2

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EDITED TRANSCRIPT
STFC - Q3 2016 State Auto Financial Corp Earnings Call

EVENT DATE/TIME: NOVEMBER 03, 2016 / 03:00PM GMT

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

CORPORATE PARTICIPANTS
Tara Shull State Auto Financial Corporation - IR & Finance Director
Mike LaRocco State Auto Financial Corporation - Chairman, President & CEO
Steve English State Auto Financial Corporation - SVP & CFO
Kim Garland State Auto Financial Corporation - SVP, Director Standard Lines & Managing Director of State Auto Labs
Jessica Clark State Auto Financial Corporation - SVP, Director of Specialty & Commercial Lines
CONFERENCE CALL PARTICIPANTS
Anthony To Keefe, Bruyette & Woods, Inc. - Analyst
Paul Newsome Sandler O'Neill - Analyst
Larry Greenberg Janney Montgomery Scott - Analyst

PRESENTATION

Operator
Welcome, and thank you for standing by. (Operator Instructions) Today's call is being recorded. If you have any objections, please disconnect at this time.
I'd now like to turn the call over to State Auto Financial Corporation Investor Relations and Financial Director, Tara Shull.

Tara Shull - State Auto Financial Corporation - Investor Relations, Financial Director
Thank you, Tiffany. Good morning, and welcome to our third-quarter 2016 earnings conference call. Today I'm joined by our Chairman, President, and CEO, Mike LaRocco; Senior Vice President and CFO, Steve English; Senior Vice President of Standard Lines and Managing Director of State Auto Labs, Kim Garland; Senior Vice President, Director of Specialty and Commercial Lines, Jessica Clark; and Chief Investment Officer, Scott Jones. After our prepared remarks, we will open the lines for questions.
Our comments today may include forward-looking statements, which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release, as well as in our annual and quarterly filings with the Securities and Exchange Commission.
A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information, is available on our website, stateauto.com, under the Investors section, as an attachment to the press release.
Now, I'll turn the call over to STFC's Chairman, President and CEO, Mike LaRocco.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Thanks, Tara. I'd like to say good morning, but as a die hard Clevelander, it is not a good morning. However, I would like to begin. On these calls, I intend to provide an accurate picture of how STFC is performing, not by simply providing sound bites, but by painting a comprehensive picture of our performance in the quarter, the positive steps we have taken, and our concerns as we evaluate not just the results, but the broader industry and environment.

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

After closing the third quarter, I am really proud of the improvements we've made over the last 18 months and feel we have completed the foundational work in our goal of returning to a profitable and growing company.
At this point in our turnaround, we have the team and the capabilities built that are necessary to win in an industry that is on the verge of rapid transformation. I will address some specific actions we have taken, but let me begin with the quarterly results.
Our current results remain poor and unacceptable, driven primarily by increasing severity across our auto insurance line. Distracted driving is the most impactful issue. Accidents involving drivers who are looking at their phones, or in some way using their device, continues to increase. Folks, people are using their phones and they are killing themselves and, sadly, killing other people. This has become a societal issue and we must take action to address it. State Auto, all of us here, are committed to using our resources to raise awareness and to work to find solutions. The P&C industry has an obligation to unite in this effort.
In the interim, we will remain diligent in our analysis of the severity trends and we will continue to take the necessary rate actions to stay ahead of the growing loss costs. While our experience is driven by severity, we're monitoring frequency closely, as we're concerned that the volume of accidents may start to increase. We have experienced some frequency increases in our commercial auto business, and are also aware of frequency trends rising in some states, as well as more populous urban centers. Returning auto lines to profitability is not a quick fix, especially as you fight the headwinds of rising severity trends, increasing amount of distracted driving, and potentially increasing frequency.
Having said that, we are taking the necessary steps, and we will get the rate needed to get ahead of the trends, while at the same time doing everything we can to raise awareness and reverse the use of technology while driving. Kim and Jess will provide more detail and insight into how we are handling the loss cost growth across auto lines.
Our homeowners, BOP, middle-market commercial, workers' compensation, E&S property and casualty, as well as farm and ranch lines, are performing well. As with auto, we have built a stronger level of data and analysis in each of these areas, giving us a greater level of confidence in our ability to grow these lines profitably.
I will also note that Hurricane Matthew was not a significant financial event for STFC. We currently estimate that it will be between $8 million and $10 million. Of course, it's not really about the financial impact; because for each of our customers, it was a major event. I could not be more proud of our claims professionals as they responded quickly and with empathy.
We always must remember that we provide a critical product for consumers. When there is a CAT, we have a more public opportunity to be there for our customers in their time of need. Of course, this happens daily across our industry. And we, as an industry, should take pride in the importance and effectiveness of the professionals across the insurance industry.
Again, our results are poor and unacceptable. However, it is important, as I stated at the beginning, to paint the full picture for you. That picture includes great optimism of where we are in our turnaround. I've already noted the steps we have taken that give us stronger product management capabilities. This is critical, as we need to understand and identify trends quickly as they develop.
We've also completed our work regarding where we want to focus our resources, both financial and human. The first change as a result of this work was our decision earlier in the year to exit large commercial business, including large commercial fleets.
We now have made a decision, after a great deal of analysis and conversation, to exit our program business. Our internal and external -- our internal team and our external partners were both strong and committed to success. However, as we look to a profitable, growing future, we simply do not feel program business was core to our strategy.
These two decisions complete our review of the products we offer. Exiting lines is never easy, but it's critical to be a more focused and aligned organization. As a regional carrier, this is particularly important. After exiting programs as well as large commercial, we can now focus our financial and human resources more effectively.
Of course, the most significant piece of the foundation is our technology platform. After a year of hard work, we successfully launched our new digital quote and issue system. We made the bold decision that as we launch this platform in each state, we will only transact business on a digital basis: no paper, no checks, no cash.
Now, with the new platform in place, we will quickly introduce new states and products. In fact, we added our largest state, Ohio, last Friday, and next week we will be adding three more states. We expect to have more than half our states launched by the end of this year, well ahead of the original schedule laid out over a year ago.

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

Earlier this week, I got a look at the new sales screens for our BOP, because remember what we launch is for home and auto. I'm very excited to see how quickly we are improving on what is already a leading sales process, and living our commitment to our independent agents. So we will be launching the BOP and commercial auto early next year.
So, as we move forward towards the end of the year, our performance, driven primarily by auto lines, remains unacceptable. However, we have repaired the most significant gaps and built the infrastructure needed to return State Auto to a profitable and growing company.
Here is Steve.

Steve English - State Auto Financial Corporation - SVP, CFO
Thanks, Mike. Good morning, everyone. I will comment this morning on reserve development, the impact of Hurricane Matthew, the increase in our borrowings, and investment results.
First, reserve development for the quarter was adverse by $3.2 million compared to the third quarter of 2015, which reflected $1 million of favorable development. This increased the overall loss ratio in the quarter by 1 point, significantly less than the past two quarters.
As you'll recall, last quarter we discussed the ongoing impact of loss cost trends in the auto lines -- specifically, bodily injury severity, and, to a lesser extent, frequency -- and our selections for accident years 2014 and 2015.
Estimates for accident years 2014 and prior remain relatively unchanged in total. We revised 2015 upwards slightly for personal and commercial auto. Commercial multi-peril development primarily was attributable to a single 2013 claim that developed significantly above what it was case reserved at. Workers' compensation reserve estimates continue to develop as expected, while E&S casualty was impacted by the terminated healthcare unit in runoff business.
Program development is primarily a terminated program covering liability for contractor risks. It was fully run off by December 31, 2014, and was relatively small from a premium basis. The development is from the 2011 accident year.
Reserve margins in total remained consistent at September 30, 2016, with our positions at the end of last quarter and slightly higher than December 31, 2015.
Moving to Hurricane Matthew, the storm had the potential to be much worse than what happened. Our exposures, of course, come from our specialty E&S property book, which includes wind-exposed properties in the state of Florida. In addition, we have homeowner and commercial property exposures in the states of Georgia, South Carolina, and North Carolina. Our claims team continues to work diligently assisting our policyholders and agents in the affected areas. At the present time, we estimate our net losses to be in the range of $8 million to $10 million. This, of course, reflects policyholder deductibles.
As a reminder, we revised our reinsurance program this past June 1, reducing the drop-down limit we purchased on the E&S property book to $25 million, in excess of $30 million retention. Our premium savings will help to fund a portion of this loss. We will provide an update if there is a material change in our estimate before our fourth-quarter earnings release.
During this past quarter, we made a decision to borrow $21.5 million from the Federal Home Loan Bank to reduce our pension obligation. We estimate this will save us approximately $6.5 million over the next four years. While our pension complies with ERISA funding levels, PBGC premiums are calculated as a percentage of your obligation. The rate currently charged is above 3%, and set to rise above 4%. We were able to take advantage of favorable borrowing rates, locking in a five-year bullet loan at 1.73%.
The loan can be repaid without penalty after three years, and is collateralized with securities on deposit with the Federal Home Loan Bank. The savings is a combination of the spread in rates and the impact of having more invested assets in the pension fund.
Interest rates rose during the quarter based on the 10-year US Treasury rate. Despite that, we of course remain in a historically low interest rate environment. Fixed income valuations reflect the change of rates. The duration of the STFC portfolio is 4.52. We continue to be conservative investors in this market. There were no significant impairments in the quarter. We continue to mark-to-market our small-cap portfolio, which is externally managed.
And, with that, I will turn the call over to Kim Garland.

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

Kim Garland - State Auto Financial Corporation - SVP, Director Standard Line, Managing Director, State Auto Labs
Thanks, Steve, and good morning, everyone. As you look at our personal lines results, the story for each of our product lines is the following: for personal auto, the loss and ALAE ratio of 78%. This result continues to be disappointing. The drivers of the result are the same, with one exception. And I believe the most instructive thing will be to review our progress on the items we discussed last quarter.
The first loss was our development. Development on prior accident years was relatively minimal. For accident year 2016, we increased the selected personal auto liability loss ratio to be about 3 points higher than accident year 2015. This is the change from last quarter.
This reflects the fact that the personal auto liability loss cost continued to deteriorate, and the significant rate actions that we are taking are disproportionately loaded into the second half of 2016, and their main effect on our financials will occur in 2017.
Aggressive overall rate actions: across our 28 personal auto states and multiple programs within some states, our rate change activity is as follows. In the first quarter, we had 11 rate changes with an average of a 2% rate change. Second quarter of 2016, we had 11 rate changes and an average of 2.5% rate change. Third quarter, we had nine rate changes and an average 6.9% rate change. Fourth-quarter 2016 in the pipeline, subject to DOI approval, we have 14 rate changes at an average 9.0% rate change. First quarter 2017 in the pipeline, again subject to DOI approval, we have 20 rate changes at an average of 13.6% rate change. This year in total, we are on track to file 45 rate changes with an average rate change amount of 7.6% on the impacted premium and a 6.8% overall impact on the auto book.
Loss cost trend observations: on property damage, our severity is up around 6%; frequency is slightly down, which is generally consistent with what the industry is experiencing. Collision, our severity is up around 10%; frequency is up slightly. Our severity trend is several points higher than what we think the industry is experiencing. We understand why we are seeing this. And the changes that we have made in our physical damage claims organization should eliminate this gap in the future.
Bodily injury: we are experiencing double-digit loss cost trends in BI. Our frequency is a bit higher than the industry, driven by the fact that our BI to PD claims ratio has increased a couple points over the past year.
Our progress on operational changes: we have made significant operational changes in our auto physical damage claims organization. These have resulted in the total cost of repair in third-quarter 2016 decreasing by $200, a little over a 6% decline per claim versus 1Q 2016, the last quarter where the organizational changes did not have impact.
The biggest driver of this improvement is that the percentage of vehicles seen by our own staff adjusters has increased over 12 points during this time period. This is just one of many claims and underwriting operational improvements we are working on. And we still have room to get meaningful improvement from our operations.
Pricing segmentation: we launched our new pricing model in our first two states, Arizona and Ohio, in October. As our new pricing model rolls out across the country over the next two quarters, we believe this will provide us a meaningful improvement in pricing segmentation. As a reminder, the impact of this will primarily be on new business initially.
Growth: while improving profitability results is the highest priority for personal auto product line, we have also continued to work to start growing personal auto again. Our performance in this area is as follows. Net written premiums for personal auto was up 1.8% in 3Q 2016 versus 3Q 2015. This is the first quarter in 15 quarters that personal auto net written premium has increased.
Quotes: quotes are up 29% over 3Q 2015 and was a second consecutive record quarter for State Auto. New business counts are up 25%, 3Q 2016 over 3Q 2015. Retention is up 1.5 points at September 2016 versus September 2015.
And policies in force: our rate of PIF decline continues to slow. September 2015 versus September 2014, it was declining 9.9%. September 2016 versus September 2015, it was declining at a rate of 5.2%. We expect this rate of decline to continue to slow.
The other significant event this year is the launch of our new platform in auto and homeowners in our first two states, Arizona and Ohio, in October. This platform consists of new quote and issue system, policy and billing system, a new pricing model, automated underwriting based process that dramatically reduces the amount of manual touch associated versus what we had historically required, and a redesign of all the business processes surrounding these products.

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

The ability to do this from start to finish in around a year's time is reflective of the new culture we have attempted to create in the organization. And our expectation is that this new platform will improve our loss ratio, expense ratio, and growth results.
Some early observations: agent feedback on ease of use and the speed of the experience has been positive. We've also been pleased with the level of acceptance of our digital-only design. As with any big platform launch, there have been some things we have had to tweak as we get feedback from live users. We have been very pleased that the issues that have arisen that been relatively minor, and our team has been able to rapidly turn around fixes to these issues.
Homeowners: the loss ratio -- the loss and ALAE ratio for the quarter is 45.4. The catastrophe loss and ALAE ratio for the quarter was 3.8 points, which is 2.7 points lower than our three-year average for CATS for the third quarter. We continue to be comfortable that our overall rate levels in homeowners are adequate.
Growth: homeowners is another product line where we have had to reverse our policies in force decline. Our performance in this area is as follows. Net written premium for homeowners was flat in 3Q 2016 versus 3Q 2015. Quotes are up 24% over 3Q 2015 and was a second consecutive record quarter for State Auto. New business counts are up 28%, 3Q 2016 over 3Q 2015. Retention is up 1.1 points, September 2016 versus September 2015.
And the rate of policies in force decline continues to slow. September 2015 versus 2014, the decline of policies in force was -7.9%. September 2016 versus September 2015, the rate of policies in force decline was -3.2%. The launch of the new platform should also improve profit and growth results for homeowners.
Other personal, which is primarily farm and ranch: the loss in the LAE ratio for the quarter was 59.5%. As a reminder, the third quarter is the highest loss ratio quarter for our farm and ranch product line.
Growth: new business is up 64%, 3Q 2016 over 3Q 2015. Remember we launched a new quote and issue technology platform for farm and ranch in the fourth quarter of last year. Retention is up 1.8 points, September 2016 versus September 2015. And policies in force are now growing for farm and ranch at an ever-increasing rate.
So, September 2015 versus September 2014, farm and ranch was declining at a rate of 1.6%. September 2016 versus September 2015, farm and ranch policies in force are growing at 7.8%. We continue to be very bullish on our farm and ranch product line.
In summary, personal lines for State Auto can be thought of in the following way: a poor overall quarter, again driven by personal auto profitability. The actions to improve personal auto profitability have either been taken, or are in the pipeline to be taken; and we will share the progress of these actions and their impact each quarter, but it will take time for these actions to earn into our financials.
Homeowners and farm and ranch are both in the profitable and growing condition. And the launch of our new platform for auto and homeowners should provide additional improvement in our profit and growth results going forward.
Now I will turn you over to Jessica to discuss the business and specialty insurance segments' results.

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines
Thanks, Kim. The story in the quarter for commercial lines continues to center on poor performance in commercial auto and two large fire losses. Those two fires added 4 points to the overall commercial lines loss ratio of 66.8%. We still feel very confident that the actions taken in models, underwriting, and pricing will have a favorable impact on commercial auto when earned out. And we are very encouraged with the accident year BOP (commercial multi-peril) results, and improvements.
There is no systematic issue in commercial property, as the two fire losses were unfortunate in timing, but within our appetite and appropriately written in price. That book continues to perform well.
We continue to experience negative growth across commercial lines. The primary driver of the decline in net written premiums is due to the exit of our large account solutions business, closely followed by a reduction in quotes and close rates due to disruption from restructuring our regional sales teams, as well as profitability actions in our commercial auto book.
The launch of our new commercial lines' quoting and policy management system for small business in the first half of 2017 will give us the technology tools, products, and efficiencies we need to grow our small business quickly and profitably.

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

Our growth efforts outside technology are centered on commercial appetite clarity, focused sales training for our field staff, re-engaging our long-standing agency force, plus strengthening our partnerships with agency aggregators. All that said, we are seeing signs of positive change.
New business premium in Q3 was up 35% over Q2, and 50% over Q1. New business policies issued increased 11% over the first two quarters, as well. We issued more new business quotes in our CPP line than in two quarters in the past two years -- in any two quarters in the past two years.
Let's dive deeper into each area. Commercial auto continues to perform poorly, with a non-CAT loss ratio of 82.9%, driven by macro industry factors including increasing trends in frequency and severity, similar to the industry. Liability frequency and severity are up 9% and 22%, respectively, cumulative since 2012. Unlike prior quarters, we did not see a lot of prior-year development in our ongoing book. We did see a little that was attributable to our exited large account solutions book.
That being said, our current accident quarter and year loss ratios have been increased to reflect the loss cost trends seen in 2014, 2015, and continuing into 2016.
As discussed on prior calls, we have identified the segments driving poor performance, such as larger fleets, where we -- which we continue to see perform about 8 points worse due to rapid growth in 2012 through 2014, with limited use of sophisticated models. Moreover, while our current earned rate increases are slightly greater than current loss cost trends, it is clear that in previous years we were not in front of the increasing trends, which were driven by improved economic conditions, distracted driving, and more miles driven.
On the previous calls, we outlined measures we have put into place to combat both unfavorable industry trends and self-inflicted wounds. Most of these fixes focused on identifying and closing underwriting leakage driven by improper tier placement and classification, the introduction of a renewal and new business pricing tool, reduction in claims leakage, and filed rate increases.
We have implemented rate changes in 16 states through the third quarter, with an average impact of 4.4%. However, the addition of our new renewal pricing tool has allowed us to get targeted rate increases in excess of 6%, with a range by risk of 0 to 25%.
As of result of better price segmentation, higher increases for worse policies, we are losing policies that have loss ratios over 27 points higher than those that we have retained. We have also identified a relatively small list of accounts that are targeted for re-underwriting action.
Our new business pricing tool provides our underwriters pricing guidance for commercial auto, in line with our predictive models and other key characteristics, resulting in an increase in average new business rate per vehicle of 24%.
Finally, we have put into place training and system fixes to significantly reduce underwriting leakage by adding tools and safeguards to ensure proper tier placement and vehicle classification, resulting in the right rate for the risk.
As a result, we have seen the mix in our new business classified as commercial versus service shift by 30 points, and the mix of business written in our higher-priced standard tier double.
Moving on to BOP. The current accident year, at nine months maturity, continues to produce the lowest incurred loss ratio and claims frequency that we've seen in the last five years, with the loss ratio down 8 points from last year and 10 points below the five-year average.
The current-quarter loss ratio of 62.3% contains about 3.7 points of unfavorable development driven by one claim incurred in 2013, but paid this quarter, which was under reserved. Our current accident year loss ratio for the quarter was 58%, and in line with what we would expect, given the rate and underwriting actions taken in the previous four quarters.
We are confident that our current BOP price is now focused on the right risks, at the right prices, and being underwritten appropriately. The improvement is attributable to, one, earned rate increases; and, two, the work we have done around underwriting, risk selection, and product -- where we underwrite and reprice all BOPs over $50,000 and turn off automated quoting capabilities for agents on certain classes and size ranges -- has appeared to begun to eliminate underwriting leakage.
Our current BOP focus and appetite mirrors the design of our new BOP product, which launches in conjunction with our new quoting and policy management platform rollout for small commercial, targeted for the first half of 2017.

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

Our new product is a true BOP product in traditional BOP classes, and focuses on small exposures that lend themselves to a model price and straight-through processing. The new product will contain new rates, an updated predictive model, and facilitates straight-through processing on the appropriate accounts. This will improve our loss ratio and reduce our expense ratio as well.
Our packaged policy business was adversely affected in the quarter by two very large fire losses. These large losses added about 23 points to the third-quarter fire loss ratio. After our review of the accounts with the fire losses, we do not believe they were the result of poor underwriting; and, as such, not indicative of any future trend. We are happy with the performance and portfolio of risk that we have in this line of business.
We continue to stay on top of loss cost trends and remain focused on underwriting discipline as commercial lines property starts to soften and competition increases. Year to date, our rate increases for the package are adequate to cover indicated loss cost increases. This is one of the lines of business we are focusing on for growth, given its stable, profitable position and we will win long-term, leveraging our agency relationships end continuing to build predictive models and tools to help our underwriters make better decisions. We believe there is a significant opportunity in this space, as the market has not capitalized on technology and different ways to transact business.
We continue to see strong and consistent results in our workers' compensation unit for the quarter and year to date. Claims frequency is down again, while our case and claims management team realized improvement in lost time days. This is a testament to our continued discipline and niche focus in this product.
As the market softens and we maintain underwriting discipline, we have seen pressure on new business, but renewal retention is exceeding expectations. The 2016 year-to-date workers' comp loss ratio of 63.5% remains consistent with prior results and expectations.
This product line is a perfect example of the benefit of a product management approach. I believe the combination of increased exposure base and our competitive advantage around case and claims management will enable workers' compensation to remain a long-term, strategic, profitable, growth product for us. We also believe we have significant opportunity to cross-sell workers' comp to existing BOP and commercial package customers.
Let's move on to specialty. Our E&S property book continued to perform well, with a third-quarter loss ratio of 25.2%. But we are still challenged to grow in a soft and very competitive market. While the industry did sustain losses, we do not expect Hurricane Matthew to have any material impact on the property market.
Our primary concern for the E&S book is the fact that we are not growing and continue to lose business, down 13.2% year to date. Rates are down 8.1 points this year, but we are still writing business at what we consider to be very profitable.
Last quarter, we mentioned that we were focused on growing our presence in the southeast and expanding our internal property team to generate more new business. To that end, we did hire a new property team with a proven track record of growing a book of E&S property business profitably in both soft and hard markets.
The teams' historical success has been built around significant broker relationships, a blended book of both catastrophe and non-catastrophe business, and a more diverse geographic spread of business. We are very excited about the quality of this team and the value they will bring to our core book of E&S products.
We expect to see growth in this book in 2017; and even though we are in a soft market, believe we can do this profitably. In addition, we will continue our third-party relationships with our current distribution partners. This will enable us to leverage capacity and give us access to non-wholesale business.
We are producing strong growth in our E&S casualty unit, primarily from our umbrella and general liability book, with a 53% increase in net earned premiums year-to-date. All of this growth is organic, and driven by our strategy to expand our runway by adding more people in more places.
We did have our fourth consecutive quarter of unfavorable development in this unit, mostly driven by our discontinued healthcare book, which added 6.6 points to the current-quarter loss ratio. Even with the development, all of our ongoing casualty products are inception to date profitable, including our environmental book, which has an inception to date loss ratio of 47%.
E&S casualty is a core strength of our specialty segment, and we remain focused on organic and inorganic growth opportunities. We will continue to hire talented underwriters and open locations in large E&S hubs.

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

The other area of focus and opportunity is cross-selling between our casualty lines, especially our general liability and environmental products. And we are encouraged by the traction we have gained in this initiative. Rates are flat for these units, in line with overall commercial lines market that is flat to softening. We continue to be very pleased with the makeup and quality of our ongoing book.
Our programs unit had another disappointing quarter. Commercial programs added 14.9 points to the loss ratio from unfavorable development and elevated loss ratios in the current accident year. This is similar to our standard lines commercial auto results.
For programs in total, prior-year development added 2.5 points to the loss ratio. However, unlike prior-quarter development, it is not solely driven by commercial auto programs, but also by an old contractors' program which is in runoff. About half of the development was caused by commercial auto.
On our last call, we discussed taking a pause from writing new programs until we could return current programs to profitability. However, as Mike mentioned, after further evaluation, we have decided to exit the traditional program space.
This decision was not based on the quality of our people or MGUs we partnered with; but instead it was rooted in our strategy to return to our core success and expertise of our specialty book, focusing on E&S business and the realization that continued growth in the program space would require additional investments in staff and infrastructure to be successful.
We believe the capital needed to support these programs will be better utilized and will offer a better return in our E&S and standard lines. The programs unit will not officially terminate from a written premiums standpoint until the middle of 2017, and not until 2018 from an earned premium standpoint, when all in force policies will expire.
During the period between cancellation notification to termination of each program, we will implement more restrictive underwriting guidelines and heightened oversight, including increased referrals, to ensure that we do not experience adverse selection or other unintended consequences related to a runoff book.
And with that, I will open the line for questions.

QUESTION AND ANSWER

Operator
(Operator Instructions)
Anthony To, Keefe, Bruyette & Woods, Inc..

Anthony To - Keefe, Bruyette & Woods, Inc. - Analyst
A couple questions. Can you talk a little -- or can you give us an update on your reserving process, given that there was adverse development in the quarter?

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Well, I think that the -- a couple comments, and Steve and others can follow up, if need be. This is Mike. Most of the reserve development was on our current accident year for 2016 on the auto side as we continue to see, and have concerns about the rising severity impact.
Again, I do want to note that on commercial, we are seeing some frequency impact as well. There is very minor prior-year development. I think we tried to call that out. So it's really kind of a current accident year issue. Again, we continue to feel very, very good that we've put in the capabilities, the data, the technology to very quickly identify trends.
Our claims organization, from a case reserving standpoint, has done a very effective job of revisiting; and the work that Paul Stachura's coming on board has done with his team in terms of getting our -- a better look at how we think about case reserving,

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

and how much more often we're looking at files and making sure they get in the hands of the right claims professionals at the right levels.
So all of that work, in answer to your question, gives us a lot of confidence on the reserving procedures we have in place and the type of analysis that we are now able to complete in a very timely and effective manner.

Anthony To - Keefe, Bruyette & Woods, Inc. - Analyst
Great. Thanks. That was helpful. And maybe can you talk a little bit about your thought process, or perhaps add some color behind your decision in exiting the program business?

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Yes. This is Mike again, and Jess can certainly add commentary as well. She and I, Steve, members of our specialty team, spent a long time looking at this. And I know we said it, and it's not just lip service. I think our internal team was very focused, very talented; and we really felt good about the partners that we had.
When you are a company of our size, you're just always going to have to make sure that your resources are properly targeted and properly focused. And we are very optimistic about our future across auto, home, farm and ranch, small and mid commercial, E&S business on both the property and casualty side.
And we knew that, because of the expectations we have for profitable growth going forward, we wanted to make sure we're also a very focused organization. And a company of our size has to be very thoughtful about that. So, there's no mystery behind us. And look, the performance over the years in total wasn't what we wanted it to be. And it's always more difficult when you are a smaller company to have enough resource, because you've got to have the infrastructure behind these additional lines of business.
You've got to have accounting abilities and the technology platforms and tying the data together. So there's a lot that goes on that's not just about the underwriting of this, or not just about managing the losses.
And so, to me and Jess and the team, I think while it's difficult -- because you have commitments and you have people that you care about, and so on and so forth -- it just was about focus and strategic alignment. We are a very disciplined leadership team with a very clear strategy and a very clear view of our future. And, quite honestly, it just didn't fit into that visual. It's really that simple.

Anthony To - Keefe, Bruyette & Woods, Inc. - Analyst
Great, thanks. And lastly, one more, if I may. How much combined ratio improvement should we expect in 2017, given your rates and underwriting actions?

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Well, we -- I smile because it's -- one, we just don't give projections going forward. Having said that, I'll answer, and then I just won't look at the lawyer in the room as I answer. But we anticipate that -- we're going to be very candid with you and very clear, as we always are. But we're going to try to paint a really clear picture of the loss cost trends; but, more importantly, the work that our businesses are taking to get earned rates in advance of that.
So, we have a good, solid belief, as Kim laid out in his presentation and Jess in hers, that we are taking the necessary actions. We are earning rates. Now, the key, of course, is it takes time. And so, when you think about turning around in auto loss ratio, it takes time. And so I can't say for you in 2017 exactly what's going to happen. I couldn't do that for many reasons. We don't know how quickly we can get in front of the trends. We don't know how -- where exactly those trends will end up.
I'll ask Kim or Jess if they want to add any commentary from either of their lines of business.

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines
No. I guess the only other thing I would add is encourage us to think about it. Obviously the rate increases are a very important aspect of returning to profitability as we think about getting in front of loss cost trends.
But I do think, especially for State Auto, we certainly have these things that I categorize as self-inflicted wounds that are related to claims and underwriting, which will have an impact on our profitability. That won't come strictly from rates. And we try to talk about those pretty openly in our earnings scripts. I know sometimes it's hard to accumulate all those fixes in your mind.
But things like moving commercial auto to the right tier; that, in and of itself, is a 25-point rate change. Things like getting the auto classified correctly, implementing models, having a dedicated commercial claims team -- there are some significant combined ratio improvements that will come in addition from rate from those actions. And so I think it's really not just rate; it's the whole product management piece of that.
And, Kim, do you want to add anything else?

Kim Garland - State Auto Financial Corporation - SVP, Director Standard Line, Managing Director, State Auto Labs
How I think about it -- and for my lines, this is probably a very personal auto-focused question. It's why I, and we, are trying to give you visibility in what our rate actions have been and will be. I think that gives you one piece of the puzzle as we talk about it.
I think that the second thing is we'll try and speak with you each quarter about the trends we're seeing and how similar or different they are to of the rest of the industry, which I think gives another bit of transparency into that.
And the piece that is probably going to be the fuzziest to people, and is probably the hardest for us to continue to try and manage is -- as we turn the crank on underwriting operational improvements, claims operational improvements -- how much we get from that. It's why I did mention, in physical damage, we saw the total cost of repair go down in a meaningful way because of an operational change we made.
And so, as we talk about it internally, we talk about it with our Board, and I think our stakeholders of -- we manage those three threads of what our rate actions are, what our trends are, and how we're changing the dynamic, either through operational changes or better segmentation.
All that's done to make the loss ratio better; but where those lines cross, it's hard to say.

Anthony To - Keefe, Bruyette & Woods, Inc. - Analyst
Thank you so much. I'll return back into the queue.

Operator
Paul Newsome, Sandler O'Neill.

Paul Newsome - Sandler O'Neill - Analyst
I think you're wrong about this wonderful day. Go Cubs! I am in Chicago.

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
That hurts. Operator, can you go to the next question, please?

Paul Newsome - Sandler O'Neill - Analyst
(laughter) I wanted to ask about the -- mechanically, the runoff of the program business. Obviously you made the decision right now, but how quickly, mechanically, can the premium go away as you get out of the various types of programs and the runoff works? I'm not sure how contractually you would be required to continue on some programs at some point in time. And then I assume that the business would run off after that. But can you talk about that process, and how that would work?

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines
Yes, this is Jessica. Every program has obviously its own separate contract which has its own contractual languages to the termination notice time. And I would say most of the programs are six months. Some of them are nine months. So, our two largest programs will terminate effective 6-30-17, and that's why I said there'd be no written premium after that. We will have a handful of programs -- first of all, as I mentioned on prior calls, we have terminated some throughout the year. So there will be some rolling off of sooner than that. I wouldn't think of the whole book terminating on 6-30. So there will be sort of a waterfall effect.
But the largest ones will actually terminate on 6-30, with some of them actually terminating at the beginning of 2017, and maybe towards the end of 2016. So the full-year earned impact wouldn't be until the middle of 2018. But again, that's going to start to diminish over time.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
And Paul, just to tag onto that a little bit. This is Mike. What we do, as we as we go through this process, we will also work with the program administrators. We will, where appropriate, we'll narrow our appetite on new business coming in. And secondarily, of course, we will work with them to -- they'll certainly be trying to find new partners. So, the potential for the -- even as we take the time for the new volume coming into diminish because of underwriting limitations on our part. And secondarily, there's always that possibility that the relationship would end sooner because they find another partner.

Paul Newsome - Sandler O'Neill - Analyst
Am I right that you're essentially going to be writing new business up until the actual termination? And then, assuming these are typically one-year contracts, we'd see that premium -- that remaining premium earn in, following the year. So I should expect program-related premiums, basically for the next year and a half to two years, to at least exist --.

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines
A year and half.

Paul Newsome - Sandler O'Neill - Analyst
Okay.

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

Through 6-30-18, you should see earned premium. You should see written premium through 6-30-17.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
And where we can, we'll share -- well, obviously as this develops, because they may go away sooner -- we'll provide as much specificity around the exact programs and the termination dates in the coming -- as soon as we can do that.

Paul Newsome - Sandler O'Neill - Analyst
That's great. Thank you very much.

Operator
Larry Greenberg, Janney.

Larry Greenberg - Janney - Analyst
I'll just stay on Paul's line of questioning for a moment. Are you pretty relaxed that the quality of the new premiums coming on board in those programs should be consistent with prior? Oftentimes, when programs are terminated, there's a loss tail that surprises us on the back end.

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines
Yes, Larry, this is Jessica. As I mentioned in my comments and Mike reiterated, one of the things that I think we do differently, perhaps -- or at least one of the things we're very focused on is this idea -- and we have a contractual right to do it -- is to really tighten down the underwriting guidelines. So, if anything, in my opinion, and given the oversight and the increased referrals, we should see at least as good if not better from a quality standpoint. And we will still be active in ensuring we have proper rates and rate increases in place.
So, it's not like we hand termination and look the other way. This is the most critical time to make sure we get this right so that we do not have the runoff problem. And we certainly recognize that that is a typical industry effect that happens. And that's why we made specific comments about our plans to manage this book from notification until the end of runoff.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
And again, Larry, the single-largest program is our tow truck business. And Jessica and her team, for the last, I don't know, 12 months have been aggressively managing that book; and had already, prior to this decision, put in a number of much better pricing and segmentation approaches; had required telematics on some of the relationships, depending on the number of trucks involved. So, I think that last point, I just got to put an exclamation point on it, is that this is not about turning this thing off, say okay, let's get on to the next issue. This work has been ongoing.
The other thing is because -- and again, we can't into the size of the tail specifically, the tail of the line of business -- but because you're talking about a wheels-based program, typically the tail is at least less lengthy. How's that? And so we're very much going to manage the business all the way through the last claim being handled.

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

Yes. And Larry, let me mention one other thing. We did obviously keep the people in place, the Rockhill people in place that oversee these programs. So, as part of making this decision, we didn't take away the people that actually manage these programs until they are officially no longer writing business with us.

Larry Greenberg - Janney - Analyst
Okay, thanks. And then back on auto a bit. So in personal auto, we've seen the loss ratio, ex- CATS and reserve development, tick up from the first quarter of this year when it was about 64. Then it went to 69, and 75 this quarter. And I'm just -- I think you talked about some revised ticks, and there was probably some re-estimations from the first half of the year and the third quarter. Can you give us an idea of what the underlying rate is for personal auto, excluding CATS and reserve development -- like, where it stands today?

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Are you talking, Larry, specifically about where we believe the rate need is, or the percentage of the trend that's happening?

Larry Greenberg - Janney - Analyst
Well I'm really saying, I'm asking about the baseline underlying loss ratio as we sit here today.

Steve English - State Auto Financial Corporation - SVP, CFO
Yes. Larry, this is Steve. I don't have that in front of me at the moment. But the way you can get to that -- you're correct. There was re-estimation in the first and second quarters. So, if you look at the ex-CAT, ex-development nine-month number, that's going to be where we have -- that's the pick.

Larry Greenberg - Janney - Analyst
Okay. That's fair, that's fair. And then in terms of improving profitability, it seems to me that there's really two challenges. And correct me if I'm not thinking about this correctly. You need to get in front of loss trend, and you need to restore suboptimal profitability as we sit here today.
So I guess my question is, in these pricing actions, can you achieve both of those challenges? Or is it better to think of this in terms of maybe needing a couple of rounds of pricing actions?

Kim Garland - State Auto Financial Corporation - SVP, Director Standard Line, Managing Director, State Auto Labs
I would say, in most states, where we can get approval, we are taking the full indication. So our walking-in philosophy is take the rate we need to hit our target combined ratio. Now, there are a handful of states where if -- I believe they will play out in such a way that the rate need we have and the rate change we will be able to get approved in this round will be different, and so we will probably need a second round in a handful of states. But I would also add on top of that our expectation that that industry loss cost trends in personal auto are on a new, higher, upward plane.
And we have rebuilt our rate review, rate filing capability, if you want to call it that; maybe historically it was a -- we'll do rate reviews in every state, once a year. We have now built the capacity and bandwidth that -- to review every rate in every state, once every six months, so that if we have to take rate more often, we have the internal mechanisms to do so.

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
And just -- Larry, the -- this is about so much more. You know this well. It's much more complex than just saying we're raising rates. Everything we've done to date has been building to where we are today. So, the product that Kim and his team have built, the models that he and Jessica have put in place across all of our lines of business, but specifically to auto, are so much more advanced than where we were before.
So you've got to be able to get the right rate at the right segment. Again, I know you know this. But these are gaps that we had before that we've now feel that -- again, you never claim perfection, because there's always going to be -- it's a continuous improvement process.
And then they both spoke very eloquently and in-depth about the fact that we also have operational gaps. And our claims team knows that. We are getting better at all those things. Our underwriting folks know that. This is chopping wood. This is blocking and tackling. This is executing every day. And when we talk about product management, when we talk about our operational changes, when we talk about a data and data warehouse information that we now have, this is the capabilities core that I referred to in my comments -- putting those capabilities in place.
It doesn't guarantee you that you're going to get there faster than the other guy. But if you don't have those core foundational approaches to running the business -- this is stuff that we can make money in auto insurance. I'm telling you that. We can make money -- as an industry, we can make money in auto insurance. You just got to do these things, these trends. It just is harder, because you got to get out in front of them. And we're putting the things in place to make that happen.

Larry Greenberg - Janney - Analyst
Thank you.

Operator
There are no further questions in queue at this time. I return the conference back over to our presenters.

Tara Shull - State Auto Financial Corporation - Investor Relations, Financial Director
We want to thank all of you for participating in our conference call and for your continued interest and support of State Auto Financial Corporation. We look forward to speaking with you again on our fourth-quarter earnings call, which is currently scheduled for Thursday, February 16, 2017. Thank you and have a good day.

Operator
This concludes today's conference call. You may now disconnect.

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NOVEMBER 03, 2016 / 03:00PM GMT, STFC - Q3 2016 State Auto Financial Corp Earnings Call

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